                                                                    EXHIBIT 3(i)


                             ARTICLES OF RESTATEMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                                ENERGYSOUTH, INC.

     Pursuant to the provisions of Section 10-2B-10.07 of the Alabama Business Corporation Act, the undersigned corporation, pursuant to a resolution duly adopted by its Board of Directors, hereby adopts restated articles of incorporation and certifies in connection therewith:

          1. The name of the corporation is ENERGYSOUTH, INC. (the
     "Corporation").

          2. The text of the Restated Articles of Incorporation of the Corporation is appended hereto as Exhibit A and incorporated by reference herein.

          3. Said Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Articles of Incorporation of the Corporation as amended, and supersede the original Articles of Incorporation of the Corporation and all amendments thereto.

          4. Said Restated Articles of Incorporation contain amendments to the Articles of Incorporation of the Corporation ("Amendments") requiring shareholder approval.

          5. The text of the Amendments is included in the Restated Articles of Incorporation of the Corporation appended hereto as Exhibit A.

          6. The Amendments do not provide for an exchange, reclassification or cancellation of issued shares of the Corporation.

          7. The Amendments were adopted by the sole shareholder of the Corporation on December 10, 1997.

          8. At the time of shareholder approval of the Amendments, there were outstanding one hundred (100) shares of the Corporation's common stock, $.01 par value per share ("Common Stock"); one hundred (100) votes were entitled to be cast by the holder of the Common Stock; the holder of Common Stock constituted the only voting group entitled to vote separately on the Amendments; and one hundred (100) votes with respect to Common Stock were undisputedly represented at the meeting at which the Amendments were approved by the sole shareholder of the Corporation.

          9. One hundred (100) votes were cast for and no votes were cast against the Amendments by the sole holder of the Common Stock.

Dated:  January 29, 1998

                                ENERGYSOUTH, INC.

                              By: /s/ John S. Davis
                                  John S. Davis
                              Its: President

                                       and

                              By: /s/ G. Edgar Downing, Jr.
                                   G. Edgar Downing, Jr.
                              Its: Secretary

                                    Exhibit A

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                ENERGYSOUTH, INC.

     Pursuant to the provisions of Section 10-2B-10.07 of the Code of Alabama, EnergySouth, Inc., pursuant to a resolution duly adopted by its Board of Directors, hereby restates its Articles of Incorporation, as follows:


                                  ARTICLE 1
                                    NAME

     The name of the corporation is "EnergySouth, Inc." (hereinafter, the "Corporation").


                                  ARTICLE 2
                          AUTHORIZED CAPITAL STOCK


     The Corporation is authorized to issue two classes of stock in the following numbers of shares: (i) TEN MILLION (10,000,000) shares of one cent ($0.01) par value common stock (the "Common Stock") and (ii) TEN MILLION (10,000,000) shares of no par value preferred stock (the "Preferred Stock").

     The preferences, limitations and relative rights of the above two classes of stock shall be as follows:

     A.   Common Stock.

          (1) Except as may be otherwise required by law or by these Articles of Incorporation, each holder of Common Stock shall have one vote in respect of each share of such stock held by such holder on all matters voted upon by the shareholders of the Corporation.

          (2) After distribution in full of the preferential amount, if any, fixed pursuant to paragraph B(2)(f) of this Article 2 to be distributed to the holders of any series of Preferred Stock, in the event of the voluntary or involuntary dissolution or liquidation of the Corporation, the holders of Common Stock (and the holders of Preferred Stock, if and to the extent provided pursuant to paragraph B(2)(f) of this Article 2) shall be entitled to receive the net assets of the Corporation of whatever kind available for distribution.

     B.   Preferred Stock.

          (1) Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors may determine. Each such series shall be given a distinguishing designation. All shares of any one series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of such series, with those of other shares of Preferred Stock.

          (2) Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of Preferred Stock, the designation of such series and the preferences, limitations and relative rights of the shares of such series, including the following:

               (a) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

               (b) The voting rights, if any, which shares of that series shall have, which may be special, conditional, limited or otherwise;

               (c) The rate of dividends, if any, on the shares of that series, whether dividends shall be non-cumulative, cumulative to the extent earned, partially cumulative or cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property or rights, or in shares of the Corporation's capital stock, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series or of any other class of Corporation stock;

               (d) Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable, whether they shall be redeemable at the option of the Corporation, the shareholder or another person, the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates), whether such amount shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic data or events and whether such amount shall be paid in cash, indebtedness, securities or other property or rights, including securities of any other corporation;

               (e) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms of and amounts payable into such sinking fund;

               (f) The rights to which the holders of the shares of that series shall be entitled in the event of voluntary or involuntary dissolution or liquidation of the Corporation, and the relative rights of priority, if any, of payment of shares of that series over shares of any other series or of any other class of Corporation stock in any such event;

               (g) Whether the shares of that series shall be convertible into or exchangeable for cash, shares of stock of any other class or any other series, indebtedness, or other property or rights, including securities of another corporation, and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, and whether such rate shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic data or events, the date or dates upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, the event or events upon or after which they shall be convertible or exchangeable, and whether they shall be convertible or exchangeable at the option of the Corporation, the shareholder or another person, and the method (if any) of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

               (h) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

               (i) Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Article 2 and to the full extent now or hereafter permitted by the laws of the State of Alabama.

       (3) Before issuing any shares of a series of Preferred Stock the Corporation shall deliver to the Secretary of State for filing articles of amendment, which (except as may be otherwise required by Alabama law) shall be effective without shareholder action, that set forth (a) the name of the Corporation, (b) the text of the amendment determining the terms of the series, (c) the date it was adopted and (d) a statement that the amendment was duly adopted by the Board of Directors.


                                  ARTICLE 3
                            NO PREEMPTIVE RIGHTS

  The shareholders of the Corporation shall not have preemptive rights.


                                  ARTICLE 4
                     INITIAL REGISTERED OFFICE AND AGENT

  The street address of the Corporation's initial registered office is 2828 Dauphin Street, Mobile, Alabama, and the name of its initial registered agent at that office is G. Edgar Downing, Jr.


                                  ARTICLE 5
                                INCORPORATOR

  The name and address of the incorporator are G. Edgar Downing, Jr., 2828 Dauphin Street, Mobile, Alabama 36606.


                                  ARTICLE 6
                                  DIRECTORS

  (a) All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, a board of directors, which shall consist of not less than nine nor more than twelve persons. The exact number of directors within the minimum and maximum limitation specified in the preceding sentence shall be fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of the entire board of directors. Until otherwise changed in accordance with this
Article 6, the number of directors shall be eleven. At the annual meeting of shareholders of the Corporation held in 1998, the directors shall be divided and classified into three classes, as nearly equal in number as possible, with the term of office of the first class of directors to expire at the annual meeting of shareholders of the Corporation to be held in 1999, the term of office of the second class of directors to expire at the annual meeting of shareholders of the Corporation to be held in 2000, and the term of office of the third class of directors to expire at the annual meeting of shareholders of the Corporation to be held in 2001. At each annual meeting of shareholders of the Corporation following such initial classification and election, except as provided below in this Article 6 in the case of electing a successor to a director elected by the board of directors to fill a vacancy occurring in the membership of the board of directors, directors elected to succeed those directors whose terms expire at such annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders of the Corporation after their election.

  (b) Any vacancy occurring in the board of directors, including by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. A director so elected to fill a vacancy shall be elected to serve until the next annual meeting of shareholders, at which time a director shall be elected to fill the unexpired portion of the term of office of the director whose successor was elected by the remaining directors. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

  (c) Notwithstanding the foregoing provisions of this Article 6, any director whose term of office has expired shall continue to hold office until his successor shall be elected and qualify.

  (d) Directors may be removed from office at any time, without cause, but only by the affirmative vote of at least seventy-five percent (75%) of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors. The holder of each share of capital stock entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director. Directors may be removed from office at any time, with cause, in the manner provided by law.

  (e) Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation, the affirmative vote of at least seventy-five percent (75%) of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of these Articles of Incorporation inconsistent with, this Article 6.


                                  ARTICLE 7
                                  PURPOSES

  The purpose for which the Corporation is formed is the transaction of all lawful business for which corporations may be incorporated under the laws of the State of Alabama, including, without limitation, that of being a holding company for companies engaged in energy related businesses.


                                  ARTICLE 8
                 BUSINESS COMBINATIONS WITH RELATED PERSONS

  Section 8.01  Definitions.

  The following definitions shall apply for purposes of this Article 8:

  (1) Affiliate. An "Affiliate" of, or Person "affiliated with," a specified Person, is a Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a specified Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and a Person who is the Beneficial Owner of shares representing ten percent (10%) or more of the votes entitled to be cast by the Corporation's voting shares shall be irrebuttably presumed to be in control of the Corporation.

  (2) Associate. The term "Associate," when used to indicate a relationship with any Person, means (a) any Person (other than the Corporation or a Subsidiary) of which such Person is an officer, director or partner or is the Beneficial Owner of ten percent (10%) or more of any class of equity securities, (b) any trust or other estate in which such Person has a beneficial interest of ten percent (10%) or more or as to which such Person serves as a trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person.

  (3) Beneficial Owner. A Person shall be considered to be the "Beneficial Owner" of any equity securities (which equity securities are referred to herein as "Beneficially Owned"):

       (a) which such Person or any of such Person's Affiliates or Associates owns, directly or indirectly; or

       (b) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has (i) the right to acquire, whether such right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise; or (ii) the right to vote pursuant to any agreement, arrangement, or understanding; or

       (c) which are owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of such equity securities.

  (4) Business Combination. The term "Business Combination" shall mean:

       (a) a merger or consolidation of the Corporation or any Subsidiary with or into any other Person, or of such other Person with or into the Corporation or any Subsidiary; or

       (b) any sale, exchange, lease, mortgage, pledge, transfer or other disposition to any other Person, in one transaction or a series of transactions, of assets of the Corporation or any Subsidiary having an aggregate book value as of the end of the Corporation's most recently ended fiscal quarter of ten percent (10%) or more of the net assets of the Corporation;

       (c) any sale, exchange, lease, mortgage, pledge, transfer or other disposition for value by any other Person of any assets to the Corporation or any Subsidiary in exchange for Outstanding Shares or equity securities of any Subsidiary, where the result of such transaction is that such other Person is the Beneficial Owner of a majority of the Outstanding Shares; or

       (d) the liquidation or dissolution of the Corporation or any Subsidiary if such liquidation or dissolution is proposed by or on behalf of a Related Person; or

       (e) any share exchange in which shares of common stock of the Corporation or of any Subsidiary having an aggregate book value as of the end of the Corporation's most recently ended fiscal quarter of ten percent (10%) or more of the net assets of the Corporation are exchanged for shares of stock, other securities, cash or other property; or

       (f) any amendment of these Articles of Incorporation which would effect a reclassification of any securities of the Corporation (including a reverse stock split or the equivalent thereof) or any merger of the Corporation with any Subsidiary, which has the effect, directly or indirectly, of increasing the proportionate share of any class of the Outstanding Shares or any equity securities of any Subsidiary, Beneficially Owned by a Related Person.

  (5) Continuing Director. (a) The term "Continuing Director" shall mean any member of the Board of Directors who is not (i) a Related Person or an Affiliate or Associate of a Related Person or of any such Affiliate or Associate or (ii) a representative of a Related Person or of any such Affiliate or Associate, and who was a Director of the Corporation prior to the time a Related Person became such. (b) Any successor to a Continuing Director described in (a) above shall also be deemed a Continuing Director if such successor is not an Affiliate or Associate of a Related Person and was recommended by a majority of the Continuing Directors then on the Board of Directors, provided that at the time of such recommendation, Continuing Directors comprised a majority of the Board.
(c) If there is no Related Person, all members of the Board of Directors shall be deemed to be Continuing Directors.

  (6) Date of Determination. The term "Date of Determination" shall mean (a) the date on which a binding agreement (except for the fulfillment of conditions precedent, including, without limitation, votes of shareholders to approve such transaction) is entered into by the Corporation, as authorized by the Board of Directors, and another Person providing for any Business Combination, or (b) if such an agreement as referred to in item (a) above is amended so as to make it less favorable to the Corporation or its shareholders, the date on which such amendment is entered into by the Corporation, as authorized by the Board of Directors, or (c) in cases where neither items (a) nor (b) shall be applicable, the record date for the determination of shareholders of the Corporation entitled to notice of and to vote upon the transaction in question. The Board of Directors shall have the power and duty to determine pursuant to the foregoing the Date of Determination as to any transaction for purposes of this Article 8.

Any such determination made by the Board of Directors in good faith shall be conclusive and binding for all purposes of this Article 8.

  (7) Fair Market Value. The term "Fair Market Value" shall mean, as of any date: (a) in the case of stock, either (i) the median of the averages of the daily high and low sale prices during the 30-day period immediately preceding such date of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed; or (ii) if such stock is not listed on any such exchange, the median of the averages of the daily closing bid and closing asked quotations on the National Association of Securities Dealers Automated Quotations System ("NASDAQ") (or any successor system then in use), or the median of the averages of the daily high and low sales prices on the NASDAQ National Market System, if applicable, for such stock during the 30-day period preceding such date, or if no such quotations are then available, the fair market value as determined in good faith by a majority of the Continuing Directors; and (b) in the case of property other than cash or stock, the fair market value of such property on such date as determined in good faith by a majority of the Continuing Directors.

  (8) Outstanding Shares. The term "Outstanding Shares" shall mean any issued shares of capital stock of the Corporation with the right generally to vote for the election of Directors, but shall not include any shares (prior to issue) which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants, options or otherwise.

  (9) Person. The term "Person" shall mean any individual, partnership, corporation, group or other entity (other than the Corporation, any Subsidiary or a trustee holding stock for the benefit of employees of the Corporation or any Subsidiary, or any one of them, pursuant to one or more employee benefit plans or arrangements). When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purposes of acquiring, holding, voting or disposing of Outstanding Shares, such partnership, syndicate, association, or group shall be deemed a "Person."

  (10) Related Person. The term "Related Person" shall mean any Person which, together with the Affiliates and Associates of such Person, is the Beneficial Owner as of the Date of Determination or immediately prior to the consummation of a Business Combination, or both, of at least that number of shares of stock of the Corporation equal to ten percent (10%) of all of the Outstanding Shares, but does not include any one or a group of more than one Continuing Director. The term "Related Person" shall include the Affiliates and Associates of such Related Person.

  (11) Subsidiary. The term "Subsidiary" shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.

  Section 8.02 Determination of Application of Article 8.

  The Board of Directors shall have the power and the duty to determine for the purposes of Article 8, on the basis of the information known to the Board of Directors, any fact determinable under this Article 8 and the applicability of all definitions to transactions contemplated by this Article 8, including but not limited to the following:

       (1) the number of shares of stock of the Corporation owned by a Person, and

       (2) whether a Person is an Affiliate or Associate of another, and

       (3) the fair market value, to be determined pursuant to the definition of "Fair Market Value" contained in Section 8.01(7), of consideration other than cash received or to be received for Outstanding Shares.

  Any such determination shall be conclusive and binding for all purposes of this Article 8, provided that such determination is approved by a majority of the Continuing Directors then in office.

  Section 8.03 Voting Requirements for Business Combinations with Related
Persons.

  Except as set forth in Sections 8.04 and 8.05 of this Article 8, if as of the Date of Determination with respect to any Business Combination, any Person that is a party to such Business Combination is a Related Person, the affirmative vote or consent of the holders of at least seventy-five percent (75%) of all Outstanding Shares shall be required to approve such Business Combination. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise, and shall be in addition to any shareholder vote which would be required without reference to this Article 8.

  Section 8.04  Nonapplicability of Special Voting Requirements.

  The provisions of Section 8.03 shall not apply if all of the following conditions shall have been met, provided, however, that nothing contained in this Article 8 shall be construed to relieve any Related Person from any fiduciary obligation imposed by law:

       (1) The consideration to be received by the Corporation or per share by holders of Outstanding Shares shall be in cash or in the same form as the consideration given by the Related Person in acquiring Outstanding Shares at any time during the period commencing on the date of the first acquisition by such Related Person of any Outstanding Shares and ending on and including the date upon which the Related Person became a Related Person. If the Related Person paid for Outstanding Shares with varying forms of consideration, the form of consideration to be received by the Corporation or per share by holders of Outstanding Shares shall be either cash or the form of consideration used to acquire the largest number of Outstanding Shares acquired by the Related Person during such period.

       (2) The Fair Market Value of the consideration received in such Business Combination by the Corporation (analyzed on a per share basis) or per share by holders of Outstanding Shares is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers'

fees) paid by such Related Person in acquiring any of its holdings of Outstanding Shares.

       (3) The ratio of:

            (a) the Fair Market Value of the consideration to be received in such Business Combination by the Corporation (analyzed on a per share basis) or per share by holders of Outstanding Shares to

            (b) the per share market price of Outstanding Shares immediately prior to the announcement of the Business Combination,

       is at least as great as the ratio of


            (c) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) which such Related Person has paid for any of the Outstanding Shares acquired by it prior to the Date of Determination to

            (d) the per share market price of Outstanding Shares immediately prior to the initial acquisition by such Related Person of any Outstanding Shares.

       (4) The Fair Market Value of consideration to be received in such Business Combination by the Company (analyzed on a per share basis) or per share by holders of Outstanding Shares shall not be less than the sum of:

       (a) the higher of (i) the highest gross per share price paid or agreed to be paid by the Related Person to acquire any of the Outstanding Shares of the Company beneficially owned by such Related Person or (ii) the highest per share market price for such Outstanding Shares since the Related Person became a Related Person, plus

       (b) an amount equal to the highest price/earnings multiple of the Company, as customarily computed and reported in the financial community, attained by the Company during the five fiscal years immediately preceding the Date of Determination multiplied by the aggregate amount, if any, by which seven percent (7%) of such higher per share price determined under (a) above exceeds the smallest quarterly common stock dividend per share (annualized) paid in cash since the date on which such Related Person became a Related Person.

       (5) If the Related Person is a corporation, the Fair Market Value of the consideration to be received in such Business Combination by the Corporation (analyzed on a per share basis) or per share by holders of Outstanding Shares shall be not less than the primary earnings per share of Outstanding Shares during the four full consecutive fiscal quarters immediately preceding the Date of Determination for solicitation of votes on such Business Combination multiplied by the then price/earnings multiple (if any) of the voting common stock of such Related Person as customarily computed and reported in the financial community.

       (6) The Fair Market Value of the consideration to be received in such Business Combination by the Corporation (analyzed on a per share basis) or per share by holders of Outstanding Shares shall not be less than the per share book value of Outstanding Shares at the end of the most recent fiscal year preceding the Date of Determination, calculated in accordance with generally accepted accounting principles.

       (7) After such Related Person has become a Related Person and prior to the consummation of such Business Combination there shall have been (i) no reduction in the annual dividend from that most recently paid on Outstanding Shares (except as necessary to reflect any subdivision of the Outstanding Shares through stock dividend, stock split, or otherwise), except as approved by two-thirds of the Continuing Directors if such Continuing Directors comprise at least a majority of the Board of Directors at the time of such approval, and
(ii) an increase in such annual dividend as necessary to reflect any reclassification (including a reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of Outstanding Shares, unless the failure so to increase such annual dividend is approved by two-thirds of the Continuing Directors and such Continuing Directors comprise at least a majority of the Board of Directors at the time of such approval.

       (8) After such Related Person has become a Related Person, such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation) of any loans, advances, guarantees, pledges or other financial assistance or benefit or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

  Section 8.05  Approval by Continuing Directors.

  The provisions of Sections 8.03 shall not be applicable to any particular Business Combination or other event covered thereby, and such Business Combination or other event covered thereby shall require only such affirmative vote as is required by law or in any agreement with any national securities exchange or otherwise and by any other provision of these Articles of Incorporation, if both of the following conditions with respect to such Business Combination or other event shall have been satisfied: (1) the Business Combination or other event shall have been approved by two-thirds of the Continuing Directors; and (2) at the time of such approval, Continuing Directors comprised at least a majority of the Board of Directors.

  Section 8.06  Amendment.

  The affirmative vote of shareholders required to alter, amend or repeal all or any part of this Article 8, or to alter, amend, or repeal any other provision of the Articles of Incorporation of the Corporation in any respect which would or might have the effect, directly or indirectly, of modifying, permitting any action inconsistent with, or permitting circumvention of, this Article 8 (including, but not limited to, any amendment of the Articles of Incorporation which would effect a reclassification of any securities of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of Outstanding Shares, or outstanding shares of any Subsidiary, Beneficially Owned by a Related Person), shall be at least seventy-five percent (75%) of all of the Outstanding Shares; provided, however, that if such proposed alteration, amendment or repeal is approved by two-thirds of the Continuing Directors and at the time of such approval Continuing Directors comprise at least a majority of the Board of Directors, then such proposed alteration, amendment or repeal shall require for approval only such affirmative vote as is required by law or in any agreement with any national securities exchange or otherwise and by any other provision of these Articles of Incorporation. The 75% affirmative vote provided for above shall be in addition to any shareholder vote which would be required without reference to this Article 8.


                                    ARTICLE 9

                        LIMITATIONS ON DIRECTOR LIABILITY

  A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except for (i) the amount of a financial benefit received by such director to which such director is not entitled: (ii) an intentional infliction of harm by such director on the Corporation or its shareholders;
(iii) a violation of Section 10-2B-8.33 of the Code of Alabama of 1975 or any successor provision to such section; (iv) an intentional violation by such director of criminal law; or (v) a breach of such director's duty of loyalty to the Corporation or its shareholders. If the Alabama Business Corporation Act, or any successor statute thereto, is hereafter amended to authorize the further elimination or limitation of the liability of a director of a Corporation, then the liability of a director of the Corporation, in addition to the limitations on liability provided herein, shall be limited to the fullest extent permitted by the Alabama Business Corporation Act, as amended, or any successor statute thereto. The limitation on liability of directors of the Corporation contained herein shall apply to liabilities arising out of acts or omissions occurring subsequent to the adoption of this Article 9 and, except to the extent prohibited by law, to liabilities arising out of acts or omissions occurring prior to the adoption of this Article 9. Any repeal or modification of this
Article 9 by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation of the liability of a director of the Corporation existing at the time of such repeal or modification.